EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-104165) and related Prospectus of Unit Corporation and to the incorporation by reference of our report dated May 15, 2002, except for the matter described in the fourth paragraph of Note 1 for which the date is June 26, 2002, with respect to the combined financial statements of CDC Drilling Company included in Unit Corporation's Amendment to Current Report on Form 8-K dated September 20, 2002, filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP

Tulsa, Oklahoma
September 2, 2003